Exhibit 16.1
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated April 23, 2008, of eTelecare Global Solutions, Inc. and are in agreement with the statements contained in the 4 paragraphs under section 4.01 (a) therein.
In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 4.01 (b) of the above referenced filing.

/s/ Ernst & Young LLP
April 23, 2008
Phoenix, Arizona